Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Announces First Quarter 2005 Fuzeon Sales

significant Worldwide sales growth

MORRISVILLE, N.C. -- April 19, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the first quarter of 2005 of $42.5 million compared to net sales of $24.7 million in the first quarter of 2004. Net sales in the U.S. and Canada for the first quarter of 2005 were $23.3 million compared to net sales of $16.0 million in the first quarter of 2004. Net sales of FUZEON outside the U.S. and Canada were $19.1 million during the first quarter of 2005, compared to $8.7 million during the first quarter of 2004. All sales of FUZEON are recorded by Roche, Trimeris' collaborative partner.

Worldwide net sales of FUZEON for the first quarter of 2005 were $42.5 million compared to net sales of $39.8 million in the fourth quarter of 2004. Net sales of FUZEON in the U.S. and Canada for the first quarter of 2005 were $23.3 million compared to net sales of $24.2 million for the fourth quarter of 2004. Net sales of FUZEON outside the U.S. and Canada were $19.1 million during the first quarter of 2005, compared to $15.6 million during the fourth quarter of 2004. The Company believes that the results in the United States do not reflect the underlying sales growth of FUZEON due to a wholesaler inventory build in the fourth quarter 2004 and subsequent destocking in the first quarter of 2005.

"We are pleased with the worldwide growth of FUZEON and the encouraging prescription trends in the United States indicating continued growth for the brand. As a result we maintain our guidance for 2005," said Steven D. Skolsky, Chief Executive Officer of Trimeris.

Trimeris will release complete financial results for the first quarter of 2005 on Thursday April 21, 2005 at 4:00 p.m. Eastern Time followed by a conference call at 5:00 p.m., led by Steven D. Skolsky, Chief Executive Officer, and other members of senior management.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

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